EX99.28(g)(1)(xv)

Amendment to the Master Global Custody Agreement Among
Jackson Variable Series Trust, Curian Series Trust, and JPMorgan Chase Bank, National Association

             This Amendment is to the Master Global Custody Agreement dated March 24, 2011, as amended ("Agreement"), among JPMorgan Chase Bank, National Association ("Custodian"), Jackson Variable Series Trust (formerly, Curian Variable Series Trust) ("JVST"), and Curian Series Trust ("CST"), (each individually a "Trust," and together with JVST, the "Trusts").

Whereas, the Custodian and the Trusts have entered into the Agreement by which the Custodian provides certain custodial services relating to securities and other assets of each Trust ("Accounts").

Whereas, CST ceased operations of its Accounts maintained by Custodian on April 19, 2016.

Whereas, the parties have agreed to amend the Agreement to remove CST as a party, effective April 20, 2016, and in, connection with the removal of CST, to amend Schedule A of the Agreement to remove all CST Funds.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	CST is hereby removed as a party to the Agreement, effective April 20, 2016.

2.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 20, 2016, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.
The Trusts and the Custodian hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such Trust or Custodian to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed, effective as of April 20, 2016.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Series Trust		JPMorgan Chase Bank, National Association

By:	/s/ Emily J. Bennett	By:	/s/ Brian Eckert
Name:	Emily J. Bennett	Name:	Brian Eckert
Title:	Assistant Secretary	Title:	Executive Director

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary

Schedule A
List of Funds as of April 20, 2016

Jackson Variable Series Trust Funds
JNAM Guidance – Interest Rate Opportunities Fund
JNAM Guidance – Conservative Fund
JNAM Guidance – Moderate Fund
JNAM Guidance – Growth Fund
JNAM Guidance – Moderate Growth Fund
JNAM Guidance – Maximum Growth Fund
JNAM Guidance – Alt 100 Fund
JNAM Guidance – Equity 100 Fund
JNAM Guidance – Fixed Income 100 Fund
JNAM Guidance – Real Assets Fund
JNL Tactical ETF Conservative Fund
JNL Tactical ETF Moderate Fund
JNL Tactical ETF Growth Fund
JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund
JNL/AQR Risk Parity Fund
JNL/BlackRock Global Long Short Credit Fund
JNL/Epoch Global Shareholder Yield Fund
JNL/FAMCO Flex Core Covered Call Fund
JNL/Mellon Capital Frontier Markets 100 Index Fund
JNL/PIMCO Credit Income Fund
JNL/The Boston Company Equity Income Fund
JNL/The London Company Focused U.S. Equity Fund
JNL/Van Eck International Gold Fund
JNL/WCM Focused International Equity Fund

A-1